Exhibit (m)(4)(i)

SCHEDULE A

with respect to

VOYA SERIES FUND, INC.

THIRD AMENDED AND RESTATED

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

CLASS R SHARES

Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)

Voya Government Money Market Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Effective date: February 28, 2019 to reflect the name change to Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)